EXHIBIT 4.1.7
AMENDMENT NUMBER SEVEN TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN
     THIS AMENDMENT is made on this 27th day of June, 2005, by the Countrywide Financial Corporation Administrative Committee For Employee Benefit Plans (the “Committee”).
W I T N E S S E T H:
     WHEREAS, Countrywide Financial Corporation maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the “Plan”);
     WHEREAS, the Committee now wishes to amend the Plan to provide for service credit and other matters relative to Joint Ventures.
     NOW, THEREFORE, the Committee does hereby amend the Plan, effective as of June 27, 2005 to amend Appendix D as attached hereto and incorporated by reference.
     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment Number Seven.
     IN WITNESS WHEREOF, the Committee has caused this Amendment Number Seven to be executed on July 5, 2005.

COUNTRYWIDE FINANCIAL CORPORATION ADMINISTRATIVE COMMITTEE FOR EMPLOYEE BENEFIT PLANS

By:	/s/ MARSHALL M. GATES Marshall Gates
Senior Managing Director/Chief Administrative Officer

ATTEST:

/s/ GERARD A.HEALY

Title:	SVP, Assistant General Counsel

APPENDIX D
SPECIAL SERVICE RECOGNITION PROVISIONS AND LOAN ROLLOVERS
     The following table sets forth certain corporations or other trades or businesses acquired by the Participating Employer and the degree to which pre-acquisition service shall be recognized hereunder pursuant to section 2.13 hereof and as specified in a resolution of the Board of Directors.

Acquired Company	Recognition of Service	Effective Date
Leshner Financial, Inc.	Pre-acquisition service shall be recognized for purposes of eligibility to participate and vesting.	February 28, 1997

Balboa Life Insurance Company	Pre-acquisition service with Balboa, Textron, AVCO and Associates shall be recognized for purposes of eligibility to participate, vesting and eligibility for matching contributions.	November 30, 1999

Participant loans from the Associates’ Savings and Profit Plan are eligible for rollover.

1st Plus	Pre-acquisition service shall be recognized only for purposes of eligibility to participate and vesting.	April 1, 2000

Bank One Trust Company National Association	Pre-acquisition service shall be recognized only for purposes of eligibility to participate and vesting.	January 1, 2002

21st Century Insurance Group	Pre-acquisition service shall be recognized only for purposes of eligibility to participate and vesting.	February 4, 2002

Star Mountain Mortgage	Pre-acquisition service shall be recognized only for purposes of eligibility to participate and vesting.	May 9, 2003

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Acquired Company	Recognition of Service	Effective Date
Seattle Mortgage Company	Pre-acquisition service shall be recognized only for purposes of eligibility to participate and vesting.	March 1, 2004

First Northwest Mortgage	Pre-acquisition service shall be recognized only for purposes of eligibility to participate and vesting.	February 1, 2005
     Special Rules in Connection with Joint Ventures
     Notwithstanding any provision of the Plan to the contrary, the following rules shall apply in connection with Joint Ventures.
     (a) A Joint Venture is, as determined by the Plan Administrator, in its sole discretion, a joint venture, partnership, strategic alliance or other similar arrangement with a third party.
     (b) If a Participant or Eligible Employee is employed by or is transferred by a Participating Employer to a Joint Venture, the following rules apply:
          (i) Such Participants who do not request a distribution at the time of employment by or transfer to the Joint Venture and Eligible Employees who are transferred to or employed by a Joint Venture shall be credited with Years of Service and Hours of Service for purposes of determining eligibility to participate under the Plan and vested status under the Plan for all continuous service with the Joint Venture
          (ii) If such Participant or Eligible Employee returns to or is rehired directly from the Joint Venture by a Participating Employer as an Eligible Employee, with no intervening employment by an employer unrelated to the Joint Venture, he or she will have immediate eligibility for Employer Contributions if his or her combined prior service with a Participating Employer and service with a Joint Venture satisfy the eligibility requirements therefor.
          (iii) If such Participant has an outstanding loan at the time of such employment or transfer, he or she will not be able to repay the loan through payroll deductions, but may continue repayment through other means, as contemplated by the Plan.

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